CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 4 to Registration Statement No. 333-112578 on Form S-3 and in Registration Statement No. 333-120919 on Form S-8 of our reports dated March 16, 2006 (which reports express an unqualified opinion and include explanatory paragraphs related to the retroactive change in the classification of cash flows from discontinued operations and the adoption of fresh-start reporting), relating to the financial statements and financial statement schedule of GenTek Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of GenTek Inc. for the year ended December 31, 2005.

Parsippany, New Jersey
March 16, 2006